Exhibit 99.1

MARINUS PHARMACEUTICALS PROVIDES BUSINESS UPDATE

AND REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Enrollment complete in Magnolia and Amaryllis studies

RADNOR, PA, May 1, 2019 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today provided a business update on its clinical development activities and reported its financial results for the first quarter ended March 31, 2019.

“In 2019, Marinus continues to advance its ganaxolone clinical programs for PPD, orphan pediatric genetic epilepsies and refractory status epilepticus,” said Dr. Scott Braunstein, executive chairman of Marinus.  “We have seen strong enrollment trends across our Phase 2 programs and have decided to take advantage of this interest and increase the size of all three of these studies with minimal impact to timelines.  Both PPD studies are fully enrolled and we will be expanding our RSE cohorts to include up to 20 patients.  As a result, we expect data from the PPD studies in the first half of the third quarter and data from the RSE study by the end of the third quarter. Data from Magnolia and Amaryllis will be instrumental in shaping next steps for ganaxolone in PPD and potentially depressive disorders more broadly.  In addition, we are excited by the promise of ganaxolone as a second line treatment option for treating patients with RSE.”

Q3 Clinical Data Milestones

•                  Top-line IV-to-oral ganaxolone data from Part 2 of the Phase 2 Magnolia study in women with severe postpartum depression

•                  Top-line oral ganaxolone dose-ranging data from the Phase 2 Amaryllis study in women with moderate Postpartum Depression (PPD)

•                  Top-line data from the Phase 2 dose-ranging, proof-of-concept study with IV ganaxolone in patients with refractory status epilepticus

Postpartum Depression

Magnolia Study:

•                  Enrollment is complete in Part 2 of the ongoing Magnolia Phase 2 Study.  The Magnolia Study is a two-part, Phase 2 double-blind, placebo-controlled study to evaluate the safety, pharmacokinetics and efficacy of ganaxolone in mothers with severe PPD.  In Part 1 of the Magnolia Study, mothers received a 48-hour infusion followed by a 12-hour taper of ganaxolone intravenous (IV).  Previously reported study results showed that ganaxolone was generally safe, well-tolerated and provided reductions in HAM-D17 scores, including an early response at 48 hours and durability of effect through 30 days post-treatment.  Patients enrolled in Part 2 of the Magnolia Study (n=33) receive a 6-hour infusion of ganaxolone IV (20 mg/hr) followed by 28-days of oral ganaxolone (900 mg once daily). Top-line data from the full dataset are expected in the third quarter of 2019.

Amaryllis Study:

•                  Enrollment is complete in the Amaryllis Study, an ongoing open-label, dose-escalation Phase 2 clinical study designed to evaluate the safety, tolerability and efficacy of oral ganaxolone. Previously reported interim results from the medium-dose cohort showed that oral ganaxolone administered at 675 mg for four weeks was generally safe, well-tolerated and provided a reduction in HAM-D17 at day 36 consistent with IV administration in Part 1 of the Magnolia Study. The additional 43 patients enrolled into the high dose cohort of this study receive 675 mg of oral ganaxolone at dinner and bedtime for two days, followed by a dinner time dose of 1125 mg once daily for the remainder of the 28-day treatment regimen.  Top-line data from the full dataset are expected in the third quarter of 2019.

Orphan Pediatric Genetic Epilepsy Programs

CDKL5 Deficiency Disorder (CDD):

•                  Enrollment continues in the Marigold Study, the Company’s pivotal Phase 3 study evaluating the use of oral ganaxolone in children and young adults with CDD, a refractory form of pediatric epilepsy with no currently-approved treatments. This global, double-blind, placebo-controlled, single pivotal Phase 3 clinical study will enroll between 70 and 100 patients between the ages of 2 and 21 with a confirmed disease-related CDKL5 gene variant. The Company is on-track for top-line data from this study by mid-2020.

•                  Previously reported Phase 2 data from the twelve-month open label extension demonstrated that four of seven patients who met criteria for continued ganaxolone treatment beyond the main study had a 54 percent median reduction in seizure frequency at six months (primary endpoint), which increased to 66 percent for the six-month interval that followed the primary endpoint.

PCDH19-Related Epilepsy (PCDH19-RE):

•                  In March, Marinus announced the initiation of a pivotal Phase 3 study evaluating oral ganaxolone in children with PCDH19-RE, the Violet Study. This global, double-blind, randomized, placebo-controlled single pivotal Phase 3 study is expected to enroll up to 70 patients between the age of 1 and 17 with a confirmed PCDH19 gene mutation. Patients will be stratified into biomarker-positive and biomarker-negative groups. The Company expects to begin enrollment screening in the second quarter of 2019 with top-line data expected in 2021.

Refractory Status Epilepticus (RSE)

•                  Enrollment is ongoing in the proof-of-concept, open-label portion of the Phase 2 study evaluating the tolerability, efficacy and PK of ganaxolone IV in patients with RSE.

•                  Ganaxolone IV is being administered as second line treatment after a patient has failed at least one second-line IV anti-epileptic drug with the aim of reducing the need for riskier pharmacological escalations, which require anesthesia, intubation and extensive cardiovascular monitoring while the patient is in a medically induced coma. The primary endpoint for the study is the number of patients who do not require a pharmacological treatment escalation, including treatment with an IV anesthetic drug. Improvement in patient EEG readings is a surrogate marker of efficacy in this study. Top-line study data are expected in the third quarter of 2019.

Financial Update

At March 31, 2019, the Company had cash, cash equivalents and investments of $60.8 million, compared to $72.7 million at December 31, 2018. We believe that our cash and cash equivalents as of March 31, 2019 will enable us to fund our current scale of operating expenses and capital expenditure into the second half of 2020.

Research and development expenses increased to $8.9 million for the three months ended March 31, 2019, as compared to $3.9 million in the prior year. The increase for the three months ended March 31, 2019 compared to 2018 was due primarily to increased patient enrollment of the Magnolia study, expansion of the Amaryllis Phase 2 study, and the initiation of our Violet Phase 3 study.

General and administrative expenses increased $1.5 million for the three months ended March 31, 2019 compared to 2018.  Of this increase, $1.0 million was due to severance benefits due to our former chief executive officer ($0.4 of which was non-cash equity compensation expense) and the remainder relates to professional fees and other costs associated with an increased scale of operations.

The Company reported net losses of $12.5 million and $6.0 million for the three months ended March 31, 2019 and 2018, respectively. Cash used in operating activities increased to $11.7 million for the three months ended March 31, 2019 compared to $6.1 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans, operations, financial condition and results of operations.

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	March 31, 2019	December 31, 2018

ASSETS
Cash and cash equivalents	$60,848	$67,727
Investments	—	4,998
Other assets	6,771	2,509
Total assets	$67,619	$75,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$6,677	$6,909
Other long term liabilities	3,197	—
Total liabilities	9,874	6,909
Total stockholders’ equity	57,745	68,325
Total liabilities and stockholders’ equity	$67,619	$75,234

	Three Months Ended March 31,
	2019	2018

Expenses:
Research and development	$8,872	$3,927
General and administrative	3,667	2,187
Loss from operations	(12,539)	(6,114)
Interest income	96	116
Other expense	(40)	(1)
Net loss	$(12,483)	$(5,999)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.24)	$(0.15)
Basic and diluted weighted average shares outstanding	52,465,207	40,373,083

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus has initiated the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and is currently conducting studies in women with postpartum depression and patients with refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com